UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

(Name of Issuer)
BIO-RAD LABORATORIES, INC.

(Title of Class of Securities)
Common Stock

(CUSIP Number)
090572207

Rule 13d-1(c)

NAME OF REPORTING PERSON
Nordea 1, SICAV

I.R.S. IDENTIFICATION NO.
00-0000000

MEMBER OF A GROUP?
(b) X

PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
SOLE VOTING POWER 	0
SHARED VOTING POWER	1111300
SOLE DISPOSITIVE POWER 	0
SHARED DISPOSITIVE POWER 	1111300

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	1111300

PERCENT OF CLASS REPRESENTED BY AGGREGATE AMOUNT BENEFICIALLY
OWNED
	5.37%

TYPE OF REPORTING PERSON
00

NAME OF REPORTING PERSON
Nordea Investment Funds S.A.

I.R.S. IDENTIFICATION NO.
00-0000000

MEMBER OF A GROUP?
(b) X

PLACE OF ORGANIZATION
Luxembourg

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
SOLE VOTING POWER 	0
SHARED VOTING POWER 	1111300
SOLE DISPOSITIVE POWER 	0
SHARED DISPOSITIVE POWER 	1111300

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	1111300

AGGREGATE AMOUNT BENEFICIALLY OWNED EXCLUDES CERTAIN SHARES
(no)

PERCENT OF CLASS REPRESENTED BY AGGREGATE AMOUNT BENEFICIALLY
OWNED
	5.37%

TYPE OF REPORTING PERSON
00


NAME OF REPORTING PERSON
Private Capital Management, L.P.

I.R.S. IDENTIFICATION NO.
59-3654603

MEMBER OF A GROUP?
(b) X

PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
SOLE VOTING POWER 	0
SHARED VOTING POWER 	1111300
SOLE DISPOSITIVE POWER 	0
SHARED DISPOSITIVE POWER 	1111300

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	1111300

AGGREGATE AMOUNT BENEFICIALLY OWNED EXCLUDES CERTAIN SHARES
(no)

PERCENT OF CLASS REPRESENTED BY AGGREGATE AMOUNT BENEFICIALLY
OWNED
	5.37%

TYPE OF REPORTING PERSON
IA


ITEMS 1 - 10 OF GENERAL INSTRUCTIONS

Item 1.
(a)Name of Issuer: 	Bio-Rad Laboratories, Inc. - Class A
(b)Address of Issuer: 	1000 Alfred Nobel Drive, Hercules, CA  94547

Item 2.
(a)Name of Person Filing:  Nordea 1, SICAV
(b)Address of Person Filing: 672, rue de Neudorf, Findel, P.O.Box 782, L-2017, Luxembourg
(c)Citizenship:  Luxembourg
(d)Title of Class of Securities:  Common Stock
(e)CUSIP Number:  	566330106

Item 3.
N/A

Item 4. Ownership
(a)Amount Beneficially Owned: 1111300
(b)Percent of Class: 	5.37%
(c)Number of Shares as to which such person has:

(i)sole power to vote or to direct the vote: 0
(ii)shared power to vote or to direct the vote: 1111300
(iii)sole power to dispose or to direct the disposition of: 0
(iv)shared power to dispose or to direct the disposition of: 1111300

Item 5. Ownership of Five Percent or Less of Class:
        N/A

Item 6. Ownership of More than Five Percent on Behalf of Another
Person: N/A

Item 7. Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on By the Parent Holding
Company: N/A

Item 8. Identification and Classification of Members of the Group: N/A


Item 9. Notice of Dissolution of Group:
        N/A

Item 10. Certification:
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 13, 2004


_____________________________________
Victor Fernandez
as Agent


Item 1.
(a)Name of Issuer: 	Bio-Rad Laboratories, Inc. - Class A
(b)Address of Issuer: 	1000 Alfred Nobel Drive, Hercules, CA  94547

Item 2.
(a)Name of Person Filing:  Nordea Investment Funds S.A.
(b)Address of Person Filing: 672, rue de Neudorf, Findel, P.O.Box 782, L-2017, Luxembourg
(c)Citizenship:  See Exhibit 1
(d)Title of Class of Securities:  Common Stock
(e)CUSIP Number:  	566330106

Item 3.
The reporting person is filing as an Investment Adviser registered under section 203 of the Investment Advisers Act of 1940.

Item 4. Ownership
(a)Amount Beneficially Owned: 1111300
(b)Percent of Class: 	5.37%
(c)Number of Shares as to which such person has:

(i)sole power to vote or to direct the vote: 0
(ii)shared power to vote or to direct the vote: 1111300
(iii)sole power to dispose or to direct the disposition of: 0
(iv)shared power to dispose or to direct the disposition of: 1111300

Item 5. Ownership of Five Percent or Less of Class:
        N/A

Item 6. Ownership of More than Five Percent on Behalf of Another
Person: N/A

Item 7. Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on By the Parent Holding
Company: N/A

Item 8. Identification and Classification of Members of the Group: N/A


Item 9. Notice of Dissolution of Group:
        N/A

Item 10. Certification:
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 13, 2004


_____________________________________
Victor Fernandez
as Agent


Item 1.
(a)Name of Issuer: 	Bio-Rad Laboratories, Inc. - Class A
(b)Address of Issuer: 	1000 Alfred Nobel Drive, Hercules, CA  94547

Item 2.
(a)Name of Person Filing: Private Capital Management, L.P.
(b)Address of Person Filing: 8889 Pelican Bay Blvd., Naples, FL  34108
(c)Citizenship: Florida
(d)Title of Class of Securities:  Common Stock
(e)CUSIP Number:  	566330106

Item 3.
The reporting person is filing as an Investment Adviser registered under section 203 of the Investment Advisers Act of 1940.

Item 4. Ownership
(a)Amount Beneficially Owned: 1111300
(b)Percent of Class: 	5.37%
(c)Number of Shares as to which such person has:

(i)sole power to vote or to direct the vote: 0
(ii)shared power to vote or to direct the vote: 1111300
(iii)sole power to dispose or to direct the disposition of: 0
(iv)shared power to dispose or to direct the disposition of: 1111300

Item 5. Ownership of Five Percent or Less of Class:
        N/A

Item 6. Ownership of More than Five Percent on Behalf of Another
Person: N/A

Item 7. Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on By the Parent Holding
Company: N/A

Item 8. Identification and Classification of Members of the Group: N/A


Item 9. Notice of Dissolution of Group:
        N/A

Item 10. Certification:
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct."

Date:  February 13, 2004


_____________________________________
Bruce S. Sherman
as CEO, PCM
as, individual, as applicable




















                    Exhibit 1


Item 2.
(a) Name of Person Filing
     1)  Private Capital Management, L.P.
     2)  Bruce S. Sherman
     3)  Gregg J. Powers

(c)Citizenship
     1)  Florida
     2)  U.S.
     3)  U.S.

Item 4.
(a) Amount Beneficially Owned
     1) 	1111300
     2) 	1111300
     3) 	1111300

(b) Percent of Class
     1) 	5.37%
     2) 	5.37%
     3) 	5.37%

(c) Number of shares as to which such person has:
   (i)   sole power to vote or to direct the vote
         1)  	0
         2)  	0
         3)  	0

   (ii)  shared power to vote or to direct the vote
         1) 	1111300
         2)  	1111300
         3)  	1111300

   (iii) sole power to dispose or to direct the disposition of
         1)  	0
         2)  	0
         3)  	0

   (iv)  shared power to dispose or to direct the disposition of
         1)  	1111300
         2)  	1111300
         3)  	1111300

Bruce S. Sherman is CEO of Private Capital Management (PCM) and Gregg J. Powers is President of PCM. In these capacities, Messrs. Sherman and Powers exercise shared dispositive and shared voting power with respect to shares held by PCM's clients and managed by PCM.
Messrs. Sherman and Powers disclaim beneficial ownership for the shares held by PCM's clients and disclaim the existence of a group.

Exhibit 2

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct."

Date:  February 13, 2004




_____________________________________
Bruce S. Sherman
as CEO, PCM
as, individual, as applicable